EXHIBIT INDEX

(p)(7) Code of Ethics adopted under Rule 17j-1 by AXP Partners Select Value Fund and GAMCO Investors, Inc.

(p)(8) Code of Ethics adopted under Rule 17j-1 by AXP Partners Small Cap Core Fund and Pilgrim Baxter Value Investors, Inc.

(p)(9) Code of Ethics adopted under Rule 17j-1 by AXP Partners Small Cap Core Fund and Wellington Management Company, LLP.